A. M. PEISCH & COMPANY, LLP

CERTIFIED PUBLIC ACCOUNTANTS

SINCE 1920

April 4, 2003

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously the principal accountants for Community Bancorp. and Subsidiaries, and on January 10, 2003, we reported on the consolidated financial statements of Community Bancorp. and Subsidiaries as of and for the two years ended December 31, 2002 and 2001. On December 10, 2002, we were dismissed as principal accountants of Community Bancorp. and Subsidiaries effective upon completion of the audit. Effective March 31, 2003, with the Company's annual filing of Form 10-K, we were dismissed as principal accountants of Community Bancorp. and Subsidiaries. We have read Community Bancorp. and Subsidiaries' statements included under Item 4 of its Form 8-K for April 4, 2003, and we agree with such statements.

Very truly yours,

/s/A. M. Peisch and Company, LLP

A. M. Peisch & Company, LLP
Certified Public Accountants
St. Johnsbury, Vermont
VT Reg. No. 92-0000102